EXHIBIT 10.43.2

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                               PNM RESOURCES, INC.
                           2003 OFFICER INCENTIVE PLAN
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INTRODUCTION
------------

This document serves as a comprehensive single source of information about the PNM Resources, Inc. ("PNMR") Officer Incentive Plan. It describes the objectives of the plan, its various elements, and how they function. If you have questions that are not addressed by this document, please direct them to the Compensation Department.

PLAN OBJECTIVES
---------------

The plan is designed to motivate and reward participants for achieving and exceeding annual company, business unit and individual goals, and the company-wide Earnings Per Share ("EPS") goal.

EFFECTIVE DATES
---------------

The plan is effective from January 1, 2003 through December 31, 2003 (the "Plan Year"). Management reserves the right, however, to adjust, amend or suspend the plan at its discretion during the Plan Year, with the approval of the Board Governance and Human Resources Committee (the "Committee") of the Board of Directors (the "Board").

ADMINISTRATION
--------------

o   Plan Year Goals

    Individual goal sets (e.g. combined company, business unit, and individual) will be established for each Officer. After considering the recommendations of management, the Committee will approve the company-wide EPS goals against which performance will be measured for the Plan Year.

o   Incentive Award Approvals and Payout Timing

    Shortly after the end of the Plan Year, the Committee or the Board will, in its sole discretion, determine the final performance results which will be used to calculate awards, if any. Awards will be distributed by check to eligible participants following such approval during the first quarter following the end of the Plan Year, typically with the last paycheck in February.

ETHICS
------

The intent of the plan is to fairly reward performance achievement. Any employee who manipulates or attempts to manipulate the plan for personal gain at the expense of customers, other employees or company objectives will be subject to appropriate disciplinary action, up to and including termination of employment.

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ELIGIBILITY
-----------

All officers of the company are eligible to participate in the plan.

o    Pro Rata Awards for Partial Service Periods

     Pro rata awards for the number of months actively employed at each eligibility level during the Plan Year will be paid to the following participants at the time awards are paid to all participants: (Note: Any month in which a participant is actively on the payroll for at least one day will count as a full month.)

     - Participants who are newly hired during the Plan Year.

     - Participants who are promoted, transferred or demoted during the Plan
       Year.

     - Participants who are on leave of absence for any full months during the Plan Year.

     - Participants who are impacted or leave the company due to retirement during the Plan Year. (Note: For purposes of the plan, "retirement" means termination of employment with the company and all affiliates after the employee has satisfied the age and service requirements for early or normal retirement under the Employee Retirement Plan.)

     - Participants who die during the Plan Year, in which case the award will be paid to the spouse of a married participant or the legal representative of an unmarried participant.

o    Forfeiture of Awards

     Any participant who terminates employment on or before awards are distributed for the Plan Year for any reason other than death, impaction or retirement (e.g., voluntary separation, termination for performance or misconduct - even if the terminated participant elects to take retirement) will not be eligible for payment of an award.

o    Provisions for a Change in Control

     Please refer to Executive Retention Plan for additional information.

o    Eligible Base for Incentive Purposes

     For the purpose of incentive calculations, the applicable salary grade midpoint is the participant's salary grade midpoint effective December 31 of the Plan Year unless the participant has been demoted during the Plan Year. In this event, the participant's salary grade midpoint may be prorated based on the period of time worked at each level.

AWARD DETERMINATION
-------------------

Awards may be earned for performance that provides additional value to our shareholders. The incremental performance needed to fund awards is taken into consideration in establishing performance thresholds and goals under the plan.

o    Performance Thresholds

     In order to be eligible for incentive awards, the following performance threshold must be met for 2003:

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     - Overall combined company, business unit, and individual goal performance that at least achieves the threshold performance level. If this performance threshold is not met, no award will be paid for the Plan Year.

     In order to be eligible for the award enhancement, the following performance threshold must be met for 2003:

     - Company-wide EPS that at least achieves $1.80. If this performance threshold is not met, no award enhancement will be applied.

o    Combined Company, Business Unit, and Individual Performance Award
     Opportunity

     For the 2003 Plan Year, the combined company, business unit, and individual performance award opportunities are as follows:

------------------------------- ---------------------------------------------
    Award Eligibility Level                Individual Goal Set
------------------------------- ---------------------------------------------
                                Threshold*       Stretch*           Optimal*
------------------------------- ---------- ---------------------- -----------
Vice-President                     4.0%            7.0%              10.0%
------------------------------- ---------- ---------------------- -----------
Senior Vice-President              4.8%            8.4%              12.0%
------------------------------- ---------- ---------------------- -----------
Executive Vice-President           5.6%            9.8%              14.0%
------------------------------- ---------- ---------------------- -----------
Chairman, President, and CEO       8.0%            14.0%             20.0%
------------------------------- ---------- ---------------------- -----------

     *  Award calculated as a percentage of salary grade midpoint

o    Earnings Per Share (EPS) Award Enhancement

     For the 2003 Plan Year, the EPS award enhancement opportunities are as follows:

---------------------------- ---------------------- --------------------------
EPS Threshold Target = $1.80  EPS = $1.81 to $2.04  EPS Optimal Target = $2.05
---------------------------- ---------------------- --------------------------
Workgroup Performance Award    Workgroup Award is      Workgroup Performance
      is enhanced 2x           enhanced between 2x      Award is enhanced a
                                   and 5x using             maximum of 5x
                                  interpolation
---------------------------- ---------------------- --------------------------

     For this plan, EPS is defined as net income related to running the business (excluding certain extraordinary items or events that result in windfalls or penalties which are not in keeping with the spirit of the plan) divided by the number of shares of PNMR common stock outstanding.

o    Award Calculation

     Combined company, business unit, and individual goal performance that meets or exceeds the threshold target level will be eligible for an award. The amount of each participant's award is determined by the participant's eligibility level and the level of combined company, business unit, and individual goal performance in the "Combined Company, Business Unit, and Individual Performance Award Opportunity" table above.

     Company EPS performance that meets or exceeds the threshold target will serve as an enhancement to the award paid for workgroup performance. As identified in the "EPS Award Enhancement" table above, the award enhancement will be a minimum of 2x at the EPS threshold target, a maximum of 5x at the EPS optimal target, and interpolated between the EPS threshold and optimal targets.

     The resulting percent is multiplied by the participant's eligible salary grade midpoint to determine the amount of the participant's award.

     For Example: Assume that overall Workgroup results are at the optimal performance level and company-wide EPS performance is $1.93. A participant who is eligible for an award at the Vice-President eligibility level would receive an award of 35% of salary grade midpoint for the Plan Year. That is, workgroup optimal performance resulting in an award of 10%, which is then enhanced 3.5x for EPS performance. If the participant's salary grade midpoint is $160,000 the award would be $56,000 ($160,000 x 35%).

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